                                                                 Exhibit 21


              SUBSIDIARIES OF PIONEER-STANDARD ELECTRONICS, INC.

                                             State or jurisdiction
Subsidiaries of the Company                  of organization or incorporation
---------------------------                  --------------------------------

Pioneer-Standard of Maryland, Inc.           Maryland
Pioneer-Standard Canada Inc.                 Ontario
Pioneer-Standard FSC, Inc.                   Virgin Islands of the United States
Pioneer-Standard Illinois, Inc.              Delaware
Pioneer-Standard Minnesota, Inc.             Delaware
Pioneer-Standard Electronics, Ltd.           Delaware
Dickens Data Systems, Inc.                   Georgia
The Dickens Services Group, a
   Pioneer-Standard Company, LLC             Delaware